Filed Pursuant to Rule 424(b)(3)
File No. 333-163132
INHIBITEX, INC.
PROSPECTUS SUPPLEMENT NO. 2
TO THE PROSPECTUS DATED DECEMBER 2, 2009
This Prospectus Supplement No. 2 supplements our prospectus dated December 2, 2009 (as supplemented to date).
     On May 4, 2010, each of Biomedical Offshore Value Fund, Ltd., Biomedical Value Fund, L.P. and Biomedical Institutional Value Fund, L.P., each of which is a selling stockholder under the prospectus, exercised a portion of the Warrants held by it, on a cashless basis, and sold the remainder of the Warrants held by it to OTA, LLC. The purpose of this prospectus supplement is to amend the “Selling Stockholders” section, beginning on page 18 of the prospectus, in order to reflect these changes.
     The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus except as modified or superseded by this prospectus supplement.
     This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS, AS SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT, AND ANY OF OUR OTHER FILINGS INCORPORATED THEREIN BY REFERENCE.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is May 14, 2010

UPDATED SELLING STOCKHOLDER INFORMATION; ADDITION OF SELLING STOCKHOLDER
     The information relating to Biomedical Offshore Value Fund, Ltd., Biomedical Value Fund, L.P. and Biomedical Institutional Value Fund, L.P. in the selling stockholder table in the section of the prospectus entitled “Selling Stockholders,” beginning on Page 18 of the prospectus, is updated as set forth below. The table below also sets forth, as of the date of this prospectus supplement, the name of the additional selling stockholder, the number of shares of our common stock, par value $0.01 per share, owned by such selling stockholder prior to the offering, the number of shares being offered by such selling stockholder under the prospectus, as amended by this prospectus supplement, and the number of shares to be owned by such additional selling stockholder if all of the shares offered by it under the prospectus, as amended by this prospectus supplement, are sold.

	Number of
	Shares	Number of Shares
	Owned	Being Offered		Shares Owned
	Prior to		Warrant	after Offering
Name	the Offering	Shares	Shares	Number(1)	Percent
Biomedical Offshore Value Fund, Ltd.	578,411	578,411	—	—	*
Biomedical Institutional Value Fund, L.P.	19,049	19,049	—	—	*
Biomedical Value Fund, L.P.	1,103,749	1,103,749	—	—	*
OTA, LLC.	355,200 (2)	—	355,200	—	*

(1) Assumes the sale of all of the shares offered by this prospectus (including shares which may be obtained upon the exercise of outstanding warrants) that were either (a) issued to the selling stockholders pursuant to the Stock and Warrant Purchase Agreements or (b) transferred to a selling stockholder from a selling stockholder described in clause (a).

(2) Represents shares which may be obtained by OTA, LLC upon the cash exercise of outstanding warrants that were transferred to it by Biomedical Offshore Value Fund, Ltd., Biomedical Value Fund, L.P. and Biomedical Institutional Value Fund, L.P.